Filed pursuant to Rule 424(b)(3)
File No. 333-264628

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated January 4, 2023

to

Prospectus dated November 4, 2022

This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated November 4, 2022 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 35 of the Prospectus before you decide to invest in shares of our common stock.

The purpose of this Supplement is to provide an update to our share repurchase plan.

Share Repurchase Plan

Pursuant to the terms of our share repurchase plan, the total amount of share repurchases is limited, in any calendar month, to shares whose aggregate value (based on the repurchase price per share on the date of the repurchase) is no more than 2% of our aggregate NAV of all classes of shares then participating in our share repurchase plan as of the last calendar day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of our aggregate NAV of all classes of shares then participating in our share repurchase plan as of the last calendar day of the previous calendar quarter.

In December 2022, we received repurchase requests equal to 2.53% of our aggregate NAV of all classes of shares then participating in our share repurchase plan as of the last calendar day of the previous calendar month. Further, the cumulative repurchase requests for the fourth quarter of 2022 equaled 5.54% of our aggregate NAV of all classes of shares then participating in our share repurchase plan as of the last calendar day of the previous calendar quarter. Our board of directors, including all of our independent directors, has unanimously authorized repurchases in excess of our 2% monthly repurchase limitation for December 2022 and our 5% quarterly repurchase limitation for the fourth quarter of 2022 such that 100% of share repurchase requests timely received in December 2022 and the fourth quarter of 2022 were satisfied.